As filed with the Securities and Exchange Commission on May 1, 2014

Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________________

SATYA WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

___________________________

FLORIDA (State or other jurisdiction of incorporation or organization)	3652 (Primary Standard Industrial Classification Code Number)	27-4601693 (I.R.S. Employer Identification No.)

429 North Dixie Highway, Suite 201, Pompano Beach, Florida  33060   (302) 404-0390
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

__________________________

Patricia Posner
Chairman of the Board, President, Chief Executive Officer and Treasurer
429 North Dixie Highway, Suite 201
Pompano Beach, Florida 33060
(302) 404-0390
(Name, address, including zip code, and telephone number including area code, of agent for service)

_________________________

With a copy to:

Joseph L. Pittera, Esq.
Law Offices of Joseph L. Pittera
2214 Torrance Boulevard, Suite 101
Torrance, California, 90501
Telephone:  (310) 328-3588
Email: jpitteralaw@gmail.com

_________________________

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer          ☐                                                       Accelerated filer                            ☐
Non-accelerated filer            ☐                                                       Smaller reporting company         ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Series A Convertible Preferred Stock, par value $0.001 per share	33,333	$9.00	$300,000	$38.64

Common stock issuable upon conversion of Series A Convertible Preferred Stock, par value $0.0001 per share	14,999,850	-	-	$ - (2)

TOTAL	15,033,133	-	$300,000	$38.64

(1)     Estimated solely for purposes of calculating the amount of the registration fee.

(2)     No fee pursuant to Rule 457(i).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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P R O S P E C T U S

SATYA WORLDWIDE, INC.

33,333 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

PRICE PER SHARE:   $9.00
TOTAL OFFERING AMOUNT: $300,000.00

The name of our company is Satya Worldwide, Inc. and we were incorporated in the State of Florida on March 26, 2012.  We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, which became law in April 2012.  This is our initial public offering.  Our securities are not listed on any national securities exchange, over the counter quotation system or the Nasdaq Stock Market.  We are offering a total of 33,333 shares of our Series A Convertible Preferred Stock, par value $.001 per share, in a direct public offering at a fixed price of $9.00 per share for a period of 180 days from the date of this prospectus, but we may terminate the offering at any time prior to such date.  There are no extension periods.  This prospectus also relates to the offering of up to 14,999,850 shares of our common stock, par value $.0001 per share, which may be issued upon the conversion of the Series A Convertible Preferred Stock.  We will convert all shares of Series A Convertible Preferred Stock within 360 days of the consummation of the offering; however, at your option, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  One (1) share of Series A Convertible Preferred Stock will be converted at a conversion rate of 450 shares of common stock for each share of Series A Convertible Preferred Stock.  No additional payment is required in connection with such conversion.

In the event that a dividend or distribution is declared by the Board of Directors on the Series A Convertible Preferred Stock, the terms of the Series A Convertible Preferred Stock do not require that a fixed amount be payable to such holders.  In the event that we are liquidated, the holders of Series A Convertible Preferred Stock would be entitled to receive the amount of $9.00 per share plus any accumulated and unpaid dividends before any distribution is made to the holders of our common stock.  However, the holders of Series A Convertible Preferred Stock will lose this $9.00 per share preferred stock liquidation preference upon the conversion to common stock.

We are a “shell company”, as defined under Rule 144(i) promulgated under the Securities Act of 1933, as amended, and, accordingly, the resale of our restricted securities and stock held by affiliates into the public market is prohibited until such time as the conditions of Rule 144(i)(2) have been satisfied.  See “Plan of Distribution−Resale of our Shares” for additional information.

This is a best efforts offering that will not utilize any underwriters or broker-dealers.  The shares are being offered by our directors and officers pursuant to an exemption as a broker/dealer under Rule 3a 4-1 of the Securities Exchange Act of 1934.  There is no minimum number of shares of Series A Convertible Preferred Stock that are required to be sold in the offering.  The amount of shares being sold to prospective investors may vary and we may not sell all of the shares being offered.  We may receive no proceeds or very minimal proceeds from the offering.  Prospective investors could end up holding shares in our public reporting company, for which we have no market for our shares and have not received enough proceeds from this offering for our business operations and meeting our reporting obligations as a public company.  Proceeds from the sale of the shares, up to $300,000, if all the shares being offered are sold, may be used by us upon receipt.  We will not be placing any of these funds in an escrow account, and, as a result, any creditors of the Company may be able to gain access to these funds.

Our independent auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.  Prospective investors may end up holding shares in our public reporting company, for which we have no market for our shares and have not received enough proceeds from our offering to move forward with our business operations and meet our public company reporting obligations.

The purchase of the securities offered through this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 7.

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These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. We are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

	Offering Price ($)	Offering Expenses ($)	Net Proceeds to Us if 25% of Shares Sold (8,333 Shares) ($)	Net Proceeds to Us if 50% of Shares Sold (16,667 Shares) ($)	Net Proceeds to Us if 75% of Shares Sold (25,000 Shares) ($)	Net Proceeds to Us if 100% of Shares Sold (33,333 Shares) ($)

Per Share	9.00	(1)(2)	5.40	7.20	7.80	8.10

Total (3)	300,000	30,000	44,998	120,003	195,000	270,000
__________

(1)
The total amount of offering expenses is estimated to be $30,000.  The offering expenses per share will vary depend on the total number of shares sold in the offering.  See “Use of Proceeds” for additional information.

(2)
There are no underwriting discounts or commissions being paid in connection with this offering.   None of our officers or directors will receive any compensation for their role in offering or selling the shares in this offering.

(3)	Net Proceeds is calculated after the deduction of offering expenses estimated to be $30,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _________________

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The following Table of Contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission.  The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Satya Worldwide, Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website (located at www.sec.gov) or at the Securities and Exchange Commission’s Public Reference Room mentioned under the heading “Where You Can Find More Information” of this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

REFERENCES

As used in this prospectus: (i) the terms “we”, “us”, “our”, and the “Company” mean Satya Worldwide, Inc. and its subsidiary, Satya ePublishing, Inc.; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the United States Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the United States Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements included elsewhere herein.

Our Company

Satya Worldwide, Inc., a Florida corporation, is a development stage company that provides digital book distribution services to authors, poets, memoirists and publishers for managing and exploiting their literary works in electronic format as “eBooks”, which may be read on an iPad, Kindle or other type of tablet computer or e-reader device.  This type of service is commonly referred to as “ePublishing”.  We are the ePublisher of The Third Man: Was there another bomber in Oklahoma City?, an original non-fiction book written by Gerald Posner, the American investigative journalist and author of 11 books.  We have made this book available on Amazon, an online retailer.  We also own and acquire rights to literary works and receive payments for book sales domestically and internationally.  We own the co-author rights to Mengele:  The Complete Story, a non-fiction investigative book written by Gerald Posner and John Ware.  The approval of Mr. Ware and Cooper Square, the book’s publisher, is required for any additional royalty or fee arrangements with prospective licensees.  We cannot provide any assurance that we will be able to obtain any such approvals.  During the period from March 26, 2012, our inception, through December 31, 2013, we generated revenues in the amount of $1,439 and had an accumulated deficit in the amount of $5,425.

Our company structure is set forth in the following chart:

SATYA WORLDWIDE, INC. a Florida corporation

SATYA ePUBLISHING, INC. a Florida corporation (100% Owned Subsidiary)

We are offering a total of 33,333 shares of our Series A Convertible Preferred Stock, par value $.001 per share, in a direct public offering at a fixed price of $9.00 per share for a period of 180 days from the date of this prospectus, but we may terminate the offering at any time prior to such date.  There are no extension periods.  The amount of shares being sold to prospective investors may vary and we may not sell all of the shares being offered.  There is no minimum number of shares that are required to be sold in the offering.  We may receive no proceeds or very minimal proceeds from the offering.  We will convert all shares of Series A Convertible Preferred Stock within 360 days of the consummation of the offering; however, at your option, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  You will lose your $9.00 preferred stock liquidation preference upon the conversion to common stock.  One share of Series A Convertible Preferred Stock will be converted at a conversion rate of 450 shares of common stock for each share of Series A Convertible Preferred Stock. No additional payment is required in connection with such conversion.

We will require a minimum amount of $75,000 from the sale of shares in this offering to have an operating business and meet our public company reporting obligations for at least the next 12 months.  In the event that we do not raise at least $75,000 in proceeds from this offering, we will not have sufficient capital to allow us to execute our business plan and meet our public company reporting requirements for the duration of this period.  Accordingly, we will need to obtain additional equity and/or debt financing for which no sources may exist.  If we are unable to raise a minimum of $75,000 from this offering and/or obtain such minimum amount in combination with other potential sources of equity and/or debt financing on a timely basis, we will become insolvent and forced to discontinue our operations and liquidate our assets.

We are a “shell company”, as defined under Rule 144(i) promulgated under the Securities Act of 1933, as amended, and, accordingly, the resale of our restricted securities and stock held by affiliates into the public market is prohibited until such time as the conditions of Rule 144(i)(2) have been satisfied.  See “Plan of Distribution−Resale of our Shares” for additional information.

We are not a “blank check company”, because a “blank check company” is defined as a company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies, other entity or person.  The Company, its officers and directors, promoters or any of their affiliates, do not intend, once the Company is reporting, for it to be used as a vehicle for a private company to become a reporting company.

We qualify as an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act, which became law in April 2012.  Under the JOBS Act, “emerging growth companies”, can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our independent auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities as they arise.  There can be no assurance that we will operate at a profit or such additional financing will be available, or if available, can be obtained on satisfactory terms.

Our principal executive offices are located at  429 North Dixie Highway, Suite 201, Pompano Beach, Florida 33060.  Our telephone number is (302) 404-0390.  Both Satya Worldwide, Inc. and its wholly owned subsidiary Satya ePublishing, Inc. were incorporated under the laws of the State of Florida on March 26, 2012.  Our fiscal year-end is December 31.

The Offering

The Issuer:	Satya Worldwide, Inc.

Securities Offered:
We are offering a total of 33,333 shares of our Series A Convertible Preferred Stock, par value $.001 per share, in a direct public offering.  The amount of shares being sold to prospective investors may vary and we may not sell all of the shares being offered.  There is no minimum number of shares that are required to be sold in the offering.  We may receive no proceeds or very minimal proceeds from the offering.  We believe that an offering of Series A Convertible Preferred Stock is more attractive than an offering of Common Stock, because there are currently no shares of Series A Convertible Preferred Stock outstanding and such holders will be entitled to a $9.00 per share liquidation preference, plus all accumulated and unpaid dividends on those shares, before any distribution is made to holders of our common stock.

Offering Price and Term of Offering:
We are offering the shares of Series A Convertible Preferred Stock at a fixed price of $9.00 per share for a period of 180 days from the date of this prospectus, but we may terminate the offering at any time prior thereto in our sole discretion.

Dividends:
In the event that a dividend is declared by the Board of Directors on the Series A Convertible Preferred Stock, the terms of the Series A Convertible Preferred Stock do not require that a fixed amount be payable to such holders.  Also, there is no preference associated with the issuance of dividends on the Series A Convertible Preferred Stock.  In the event a dividend is declared on the common stock of the Company, in cash or other property, the holders of the Series A Convertible Preferred Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted immediately prior to such dividend.  We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future.

Mandatory Conversion of Series A Convertible Preferred Stock into Common Stock:
We will convert all shares of Series A Convertible Preferred Stock within 360 days of the consummation of the offering; however, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  You will lose your $9.00 preferred stock liquidation preference upon the conversion to common stock.  One share of Series A Convertible Preferred Stock will be converted at a conversion rate of 450 shares of common stock for each share of Series A Convertible Preferred Stock, subject to adjustment in a number of circumstances described under “Description of Series A Convertible Preferred Stock.”  No additional payment is required in connection with such a conversion.

Voting Rights:
The holders of Series A Convertible Preferred Stock will vote, on an as converted basis, on the same matters as the holders of common stock and there is no limitation whatsoever on the voting rights associated with the Series A Convertible Preferred Stock.

Material Differences Between Series A Convertible Preferred Stock and Common Stock:
The material differences between the Series A Convertible Preferred Stock and Common Stock are that holders of Series A Convertible Preferred Stock are entitled to receive (i) a liquidation Preference, as described above in “Securities Offered”, and (ii) payment of dividends, as a separate class, if declared, by the Board of Directors.  The holders of common stock are not entitled to receive such liquidation preference or any dividends paid to the holders of Series A Convertible Preferred Stock.  See “Description of Capital Stock” for more information.

Common Stock Outstanding:

Prior to Offering:	11,730,000 shares

Assuming sale of all Series A Convertible Preferred Stock and conversion of such shares into shares of common stock:	26,729,850 shares

Risk Factors:
See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.  Such factors include, but are not limited to, being a development stage company that has earned minimal revenues and never operated profitably, needing additional financing to continue as a going concern, substantial voting power being concentrated in the hands of our majority shareholders, the dependence on our key executive, Patricia Posner, for our business operations, a competitive ePublishing marketplace and management having broad discretion as to the use of the proceeds from this offering.

Use of Proceeds:
We intend to use the proceeds of this offering for the payment of expenses associated with this offering, public company reporting requirements and our business operations, including development of a company website, marketing and promotional activities, executive compensation and general and administrative expenses.  See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Summary of Financial Data

The following financial data has been derived from and should be read in conjunction with (i) our consolidated financial statements for the period from March 26, 2012, our inception, to December 31, 2013 (audited), together with the notes to these consolidated financial statements; and (ii) the sections of this prospectus entitled “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere herein.  Our historical results are not necessarily indicative of the results we may achieve in any future period.

Under the JOBS Act, “emerging growth companies”, can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Consolidated Statements of Operations Data:	For the year ended to December 31, 2013 (Audited)	Period from March 26, 2012 (inception) to December 31, 2012 (Audited)	Period from March 26, 2012 (inception) to December 31, 2013 (Audited)

Revenue:	$804	$635	$1,439

Expenses:

General and administrative	6,533	206	6,739
Amortization of intangible assets	125	−	125

Net income (loss)	(5,854)	429	(5,425)

Basic and diluted net (loss) per share	$0.00	$0.00
Weighted average number of common shares outstanding	3,010,324	528,290

Consolidated Balance Sheets Data:	As of December 31, 2013 (Audited)	As of December 31, 2012 (Audited)

Cash and cash equivalents	$14,029	$3,534
Working capital	5,004	429
Total assets	20,044	6,534
Total liabilities	9,685	3,105
Total shareholders’ equity	10,359	3,429

RISK FACTORS

An investment in our securities involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  You could lose all or part of your investment due to any of these risks.

Risks Related To Our Financial Condition and Business Model

Because we have only recently commenced business operations, we face a high risk of business failure.

We recently commenced business operations and entered the digital book distribution business on May 1, 2013.  As a result, we have no way to evaluate the likelihood that we will be able to operate our business successfully.  There are uncertainties whenever developing new products and services, and it is often possible that such new products and services may not be launched or if launched, may not be profitable or as profitable.  For the period March 26, 2012, our inception, through December 31, 2013, we generated revenues in the amount of $1,439 and had an accumulated deficit in the amount of $5,425.  We continue to operate at a loss as of the date of this prospectus, and thus face a high risk of business failure.  Investing in a business in the start-up phase is much riskier than investing in a business that is profitable and already has a history of operations.

Because we will need additional financing to fund the development of our business and meet our public company reporting requirements, our independent auditors believe there is substantial doubt about our ability to continue as a going concern.

For the period March 26, 2012, our inception, through December 31, 2013, we had an accumulated deficit of $5,425 and continue to operate at a loss as of the date of this prospectus.  Our independent auditors have issued a going concern opinion and have raised substantial doubt as to our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to operate profitably and/or to obtain the necessary financing to meet our obligations and repay our liabilities when they come due.  The outcome of these matters cannot be predicted with any certainty at this time. Further, there is no history upon which to base any assumption as to the likelihood that we will prove ourselves successful.  These factors raise substantial doubt that we will be able to continue as a going concern.

When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our securities in this offering because there is an increased risk that we may not be able to generate enough cash and/or obtain adequate debt or equity financing to remain operational for an indefinite period of time.  The auditor’s going concern opinion may inhibit our ability to raise capital, because potential investors’ could become concerned that we may not remain operational for an indefinite period of time resulting in investors failing to receive any return on their investment or losing their entire investment.

The loss of Patricia Posner, our President, Chief Executive Officer and Treasurer, could harm our business, because Ms. Posner is our only executive officer that has publishing industry experience and we are relying on her abilities to grow our business.

We depend on the continued services and performance of Patricia Posner, our President, Chief Executive Officer and Treasurer, who is the only executive officer of the Company that has publishing industry experience, which she gained serving as a published author and manager and in-house editor and research assistant for Gerald Posner for the past 30 years. We are relying on her abilities to grow our digital book distribution business that we recently entered on May 1, 2013, as well as to identify book rights that we may acquire in the future.  We have not entered into an executive employment agreement with Ms. Posner and, accordingly, her employment as our President, Chief Executive Officer and Treasurer constitutes at-will employment.  The loss of Ms. Posner could disrupt our operations and have an adverse effect on our business and results of operations.  In the event that Ms. Posner no longer works for us or we want to add other qualified personnel in the future, we cannot guarantee we will be able to attract other professionals with publishing industry experience to work for us.  If we do not succeed in retaining Ms. Posner and/or attracting, hiring and integrating other qualified personnel needed to manage our business, we may be forced to discontinue our operations and liquidate our assets.

Our prospects and financial results may be adversely affected if we fail to obtain the approval of John Ware, the co-author of Mengele:  The Complete Story, and Cooper Square, its publisher, on publishing and licensing arrangements involving the non-fiction book.

Our literary catalog includes the co-author rights in Mengele:  The Complete Story, which is co-authored by Gerald Posner and John Ware and published by Cooper Square, and, consequently, the approval of Mr. Ware and Cooper Square, are required for any additional publishing or licensing arrangements involving this book.  We cannot provide any assurance that we will be able to obtain any such approval.  Our financial results may be adversely affected if we are unable to obtain this approval, including any approval of terms on arrangements that are economically attractive to us and, therefore, may limit our ability to increase the profitability of our business.

 Our prospects and financial results may be adversely affected if we fail to gain market share and retain authors and publishers that want us to digitally distribute their literary works.

We operate in a highly competitive market and are dependent on being retained by authors, poets, memoirists and publishers with long-term potential, who will write literary works that will continue to generate book sales for years to come.   To date, we have only been engaged by Gerald Posner to distribute one of his books. As a result, our competitive position in the ePublishing industry is extremely weak. Our success and growth depends greatly on attracting other writers and publishers to digitally distribute their books.  Our financial results may be adversely affected if we are unable to get hired or engaged on terms that are economically attractive to us.

We recently commenced our business in September 2012, and due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period; however, we do not have a history of generating enough revenues to analyze the nature and extent of these fluctuations.

To date, substantially all of the revenues that we have generated have come from the book royalties on our co-author’s rights to Mengele: The Complete Story, that was originally published in 1987, and which we acquired on September 27, 2012.  Our net revenues from this book were $660 and $635 for the year ended December 31, 2013 and December 31, 2012, respectively. From May 1, 2013, the date we commenced our ePublishing business, until December 31, 2013, we have earned royalties in the amount of $112 from digital book sales on Amazon from The Third Man: Was there another bomber in Oklahoma City? We anticipate that as we grow our business, our results of operations and cash flows will be largely affected by, and may fluctuate due to, contributing factors relating to the timing and amount of book sales, the number and popularity of books published or distributed by us, the timing of a release for any book and, more importantly, the effectiveness of our sales and marketing efforts and the resultant consumer demand for these books.  However, we have no way to evaluate the anticipated fluctuations in our results of operations and cash flows that may occur from period to period due to our recent entry into business.

All of our digital book distribution revenues to date have been paid to us by Amazon, which are subject to Amazon’s pricing policies and, therefore, the ability to increase the profitability of our digital book distribution business may be limited.

From May 1, 2013, the date we commenced our digital book distribution business, until December 31, 2013, we have earned royalties in the amount of $112 from digital book sales on Amazon from The Third Man: Was there another bomber in Oklahoma City? To date, there have been no other sources of revenues in connection with our digital book distribution business.  The royalty rates on digital books on Amazon are set by Amazon, and subject to revision from time to time by Amazon, and we have no ability to negotiate the amounts that are paid to us. Accordingly, the royalty rates set pursuant to such process may adversely affect us by limiting our ability to increase the profitability of our digital book distribution business.

Substantial voting power is concentrated in the hands of our majority shareholders, which enables the majority shareholders to exercise significant control of our Company, including the ability effectively to control decisions on all matters on which shareholders are entitled to vote.

Brisance Capital, Inc., owns 10,030,000 shares of common stock of the Company and Patricia Posner, our Chief Executive Officer, President and Treasurer owns 1,700,000 shares of common stock of the Company, which in the aggregate is 100% of the Company’s outstanding shares of common stock as of the date of this prospectus.  Accordingly, Brisance Capital, Inc., individually, and Brisance Capital, Inc. and Ms. Posner, collectively, have the power to elect all of the members of the Company’s Board of Directors, amend the Company’s Articles of Incorporation and Bylaws and effect or preclude fundamental corporate transactions involving the Company, including the acceptance or rejection of proposals relating to a merger of the Company or the acquisition of the Company by another entity.  Brisance Capital, Inc. and Ms. Posner are, therefore, able to exert significant influence over the Company, including the ability effectively to control decisions on all matters on which shareholders are entitled to vote.  We need to sell at least 26,171 shares of Series A Convertible Preferred Stock in the offering in order for Brisance Capital, Inc. and Ms. Posner to collectively own less than a majority of the outstanding shares of capital stock of the Company on an as converted basis.  See “Security Ownership of Certain Beneficial Owners and Management” and “Description of Capital Stock.”

Additional issuances of equity securities will have a dilutive effect on the interests of our existing shareholders.

The shares of Series A Convertible Preferred Stock (and the shares of common stock issuable upon their conversion) are subject to dilution. The Board of Directors expects, and we may need to issue, additional shares of common stock or preferred stock in one or more series or classes to new investors in the future.  We have sole discretion to sell additional equity securities to new investors, and may even sell equity securities at a lower purchase price per share than the $9.00 per share offering price of the Series A Convertible Preferred Stock.  We may also sell new series or classes of equity securities with rights, preferences and privileges senior to the Series A Convertible Preferred Stock without your consent.  Any issuance of additional equity securities, regardless of valuation, will have a dilutive effect on your ownership interest of our Company and could adversely affect your rights associated with your ownership of our Series A Convertible Preferred Stock or common stock.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any December 31 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile should such a trading market develop.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our prospects and financial results may be adversely affected if we fail to protect our intellectual property rights.

All of our publications are protected by copyright, held either in the Company’s name or in the name of the author of the work. Such copyrights protect the Company’s exclusive right to publish the work in the United States and many countries abroad for specified periods, in most cases the author’s life plus 70 years, but in any event a minimum of 50 years for works published after 1978. The Company’s ability to achieve its expected results depends, in part, upon the Company’s ability to protect its intellectual property rights. The Company’s results may be adversely affected by lack of legal and/or technological protections for its intellectual property in some jurisdictions and markets.  In addition, there is an enhanced risk associated with the illegal unauthorized replication and distribution of digital products.

Risks Related To This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our shares. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the value of our shares to decline.

We may not receive enough capital from this offering to enable us to continue operating our business.

We are dependent on the availability of capital from this offering to proceed with our business plan.  We are selling the shares directly to public at a fixed price of $9.00 per share for a period of 180 days from the date of this prospectus, but we may terminate the offering at any time prior to such date.  We are offering the shares on a best efforts basis without the use of a registered broker/dealer firm, so we may not sell a sufficient number of shares to successfully implement our business plan.  We have no commitments for additional capital as of the date of this prospectus and will not seek other capital until the termination of this offering.  Accordingly, investors are advised that the proceeds of this offering may not be sufficient to enable us to conduct our business; and, if additional sufficient capital is not received, we may have to curtail our operations or liquidate our assets.

We will require a minimum amount of $75,000 from the sale of shares in this offering to have an operating business and meet our public company reporting obligations for at least the next 12 months.  In the event that we do not raise at least $75,000 in proceeds from this offering, we will not have sufficient capital to allow us to execute our business plan and meet our public company reporting requirements for the duration of this period.  Accordingly, we will need to obtain additional equity and/or debt financing for which no sources may exist.  If we are unable to raise a minimum of $75,000 from this offering and/or obtain such minimum amount in combination with other potential sources of equity and/or debt financing on a timely basis, we will become insolvent and forced to discontinue our operations and liquidate our assets.

In the event that we raise at least $75,000 from the sale of shares in this offering (i.e., 25% of the shares being offered are sold), during the next 12 months, we will be able to have an operating business and meet our public company reporting requirements, complete the development of our website and engage in limited marketing and promotional activities.  In the event that we raise at least $150,000 in this offering (i.e., 50% of the shares being offered are sold), during the next 24 months, we will be able to have an operating business and meet our public company reporting requirements, complete the development of our website, provide $15,000 for marketing and promotional activities and provide $25,000 for working capital and general and administrative purposes.  In the event that we raise at least $225,000 in this offering (i.e., 75% of the shares being offered are sold), during the next 36 months, we will be able to have an operating business and meet our public company reporting requirements, complete the development of our website, provide $25,000 for marketing and promotional activities and provide $52,500 for working capital and general and administrative purposes.  In the event that we raise at least $300,000 in this offering (i.e., 100% of the shares being offered are sold), during the next 48 months, we will be able to have an operating business and meet our public company reporting requirements, complete the development of our website, provide $40,000 for marketing and promotional activities and provide $70,000 for working capital and general and administrative purposes.

This is a risky investment because there is no minimum number of shares that must be sold in this offering.

There is no minimum number of shares of Series A Convertible Preferred Stock that must be sold in this offering.  The amount of shares being sold to prospective investors may vary and we may not sell all of the shares being offered.  We may receive no proceeds or very minimal proceeds from the offering.  The funds raised in this offering may not be sufficient to defray the costs associated with making this offering and provide us with enough working capital to successfully launch our business.  Because there is no minimum number of shares that must be sold in this offering, the funds raised in this offering may not be sufficient to cover our operating expenses and meet our public company reporting requirements, therefore, we may become insolvent and forced to discontinue our operations and liquidate our assets.

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

There is presently no public market for our shares of common stock or Series A Convertible Preferred Stock.  We intend to engage a market maker to make a market only in our common stock; however, there is no assurance that a trading market will develop or be sustained in our common stock.  We do not intend to develop a trading market for the Series A Convertible Preferred Stock.  Accordingly, you may have to hold the shares purchased in this offering indefinitely and/or may have difficulty selling such shares, as no market for our shares may develop.  We currently plan to hire a securities broker to serve as our market maker by filing an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part.  However, our shares of common stock may never be traded on the Over-The-Counter Bulletin Board, or, if traded, a public market may not materialize.  To date we have not solicited any securities brokers to become market makers of our common stock and there can be no guarantee that we will able to find a market maker willing to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement.  We anticipate that it may take approximately two months from the date of this prospectus for a market maker to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, and that it may take approximately four months from the date of this prospectus for our common stock to be quoted on the Over-The-Counter Bulletin Board.  However, any application filed by a market maker on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board may not be approved.   If a public market for our common stock does not develop investors may not be able to re-sell their shares and may lose all of their investment.

If shareholders sell a large number of shares all at once or in blocks after this offering, the market price of our shares would most likely decline.

We are offering 33,333 shares of our Series A Convertible Preferred Stock at a fixed price of $9.00 per share, which are convertible into 14,999,850 shares of our common stock.  We are offering the shares for a period of 180 days from the date of this prospectus, but we may terminate the offering at any time prior to such date.  If all of the shares of Series A Convertible Preferred Stock offered in the offering are sold and assuming such shares are converted into shares of common stock, these shares of common stock will represent approximately 56.1% of the outstanding shares of common stock as of the date of this prospectus.  Our shares of common stock and Series A Convertible Preferred Stock are presently not traded on any market or securities exchange, but should a market develop in our common stock, shares sold at a price below the current market price at which the common stock is trading will cause the market price to decline. Moreover, the offer or sale of a large number of shares at any price may likely cause the market price to fall.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the Over-The-Counter Bulletin Board, the level of trading activity in our shares of common stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Because we currently meet the definition of a “shell company”, resales of our restricted stock and stock held by affiliates into the public market is prohibited and the level of trading activity in our shares of common stock may be reduced.

We presently meet the definition of a “shell company” and have 11,730,000 shares of Common Stock that are currently issued and outstanding. None of these outstanding shares have been registered under the Securities Act, and all of which are held by affiliates and deemed to be “restricted securities”, as that term is defined under Rule 144 promulgated under the Securities Act.  Rule 144(i)(1) prohibits the use of Rule 144 for sales of restricted securities and stock held by affiliates into the public market if the issuing company is now or ever has been a “shell company”, unless the conditions of Rule 144(i)(2) are satisfied.  Rule 144(i)(2) does permit the use of Rule 144 by stockholders of an issuing company that has previously been but is not now a shell company, if the issuing company has been filing reports with the SEC for one (1) year that contain “Form 10 information” about its current operating (or development stage) business activities reflecting its status as an entity that is no longer a shell company and it is current in its reporting obligations at the time of the proposed sale in reliance on Rule 144.  The term “Form 10 information” means the information that is required by Form 10, as applicable to the issuer of the securities, to register under the Exchange Act each class of securities being sold under this rule. The issuer may provide the “Form 10 information” in any filing of the issuer with the SEC.  Accordingly, the resale of our restricted securities and stock held by affiliates into the public market is prohibited until such time as the conditions of Rule 144(i)(2) have been satisfied.  Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for our common stock.

As a result of our registration statement being declared effective, of which this prospectus forms a part, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

As a result of our registration statement being declared effective, of which this prospectus forms a part, we will be required to remain current in our filings with the SEC in order for the shares of our common stock to be eligible for quotation on the Over-The-Counter Bulletin Board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock may be terminated following a 30 or 60-day grace period if we do not make our required filings during that time. If our shares are not eligible for quotation on the Over-The-Counter Bulletin Board, investors may find it difficult to sell their shares.

The offering price of $9.00 per share for the Series A Convertible Preferred Stock is speculative.

The offering price of $9.00 per share for the Series A Convertible Preferred Stock is fixed for the duration of the offering.  The offering price has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or actual or projected earnings of the Company or any other generally accepted criteria of value.

We do not pay any cash dividends.

We have not paid any cash dividends on our Series A Convertible Preferred Stock or common stock and we do not presently contemplate the payment of any dividends.  Accordingly, there can be no assurance that you will receive any return from an investment in our stock. In the absence of the payment of dividends, any return on your investment would be realized only upon your sale of our stock.  We are not making any representations that an investment in our stock will be profitable or result in a positive return; to the contrary, it may result in a complete loss of your investment.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute forward-looking statements. These forward-looking statements include statements, which involve risks and uncertainties, regarding, among other things, (a) our projected revenues, profitability, and cash flows, (b) our growth strategy, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for, and use of, working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plan,” “potential,” “project,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” or the negative of these words or other variations on these words or comparable terminology.  Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus as a result of various factors, including, but not limited to, those described above under the heading “Risk Factors” and elsewhere in this prospectus. Before you invest in our securities, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Our principal reasons for conducting this offering at this time are to raise capital for furthering the development of our business, working capital and general corporate purposes.  We intend to use the proceeds of this offering for the payment of expenses associated with this offering, public company reporting requirements and our business operations, including development of a website, marketing and promotional activities, working capital and general and administrative expenses.

We estimate that our net proceeds from the sale of the shares by us in this offering will be up to a maximum of $300,000, if all 33,333 shares of Series A Convertible Preferred Stock offered by this prospectus are sold and before deducting estimated offering expenses, and no proceeds, if none of the shares offered by this prospectus are sold.  We plan to prioritize the use the proceeds of this offering based upon various levels of sales of shares of the Series A Convertible Preferred Stock, as set forth in the following table.

	If 25% of Shares Sold (8,333 Shares)	If 50% of Shares Sold (16,667 Shares)	If 75% of Shares Sold (25,000 Shares)	If 100% of Shares Sold (33,333 Shares)

Offering Proceeds	$75,000	$150,000	$225,000	$300,000

Offering Expenses:
SEC Registration Statement	45	45	45	45
Edgarization and Printing	3,000	3,000	3,000	3,000
Accounting	5,300	5,300	5,300	5,300
Legal	17,000	17,000	17,000	17,000
Blue sky	2,000	2,000	2,000	2,000
Transfer Agent	2,500	2,500	2,500	2,500
Miscellaneous	155	155	155	155

Total Offering Expenses	30,000	30,000	30,000	30,000

Operating Expenses:
Book Website	10,000	15,000	15,000	15,000
Website Updates	−	−	5,000	15,000
Marketing and Promotional Activities	1,000	15,000	25,000	40,000
Executive Compensation	−	15,000	37,500	50,000
Public Company Reporting	30,000	60,000	90,000	120,000
Transfer Agent	-	5,000	7,500	10,000
General and Administrative Expenses	4,000	10,000	15,000	20,000

Total Operating Expenses	45,000	120,000	195,000	270,000

Total Expenses	$100,000	$150,000	$225,000	$300,000

The foregoing represents our best estimate of the allocation of the proceeds of this offering based on the planned use of funds for our operations and current objectives.  Our management will have broad discretion in determining the uses of the net proceeds of this offering.  We may reallocate funds from time to time if our management believes such reallocation to be in our best interest for uses that may or may not have been herein anticipated.  Pending the use of the proceeds from this offering, we do not intend to place such proceeds in any interest bearing investments.

MARKET FOR THE SHARES

There is no public market for our shares of Series A Convertible Preferred Stock or our common stock.  We do not intend to develop a trading market for the Series A Convertible Preferred Stock.  There can be no assurance that a market in our common stock will develop, or, if such a trading market is developed, that it can be maintained with liquidity.  As of May 1, 2014, we had 20,000,000 shares of preferred stock authorized and none issued and 280,000,000 shares of common stock authorized, of which 11,730,000 shares are issued and outstanding.  None of the outstanding shares of common stock have been registered under the Securities Act, and all of which are deemed to be “restricted securities”, as that term is defined under Rule 144 promulgated under the Securities Act.  These shares will be available for sale in the public market subject to compliance with Rule 144 promulgated under the Securities Act or must be registered under the Securities Act. We currently have four shareholders of record of our shares of common stock and no holders of our Series A Convertible Preferred Stock.  As of the date hereof, we have not provided to any shareholder registration rights to register under the Securities Act any shares of our Series A Convertible Preferred Stock or common stock.

Sales of substantial amounts of common stock in the public market following the offering could have an adverse effect on the price of the common stock and may make it more difficult for us to sell shares of common stock in the future at times and for prices that we deem appropriate.  Following the offering and assuming all of the shares offered hereby are sold, we will have outstanding 33,333 shares of Series A Convertible Preferred Stock (or an additional 14,999,850 shares of common stock, if the shares of Series A Convertible Preferred Stock offered hereby are converted into shares of common stock), which will be freely tradable shares.

We currently plan to hire a securities broker to serve as our market maker by filing an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part.  We anticipate that it may take approximately two months from the date of this prospectus for a market maker to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, and that it may take approximately four months from the date of this prospectus for our common stock to be quoted on the Over-The-Counter Bulletin Board.  However, any application filed by a market maker on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board may not be approved.

The Penny Stock Rules

The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares fall within the definition of a penny stock they will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, excluding the value of one’s personal residence). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell our shares of common stock in the secondary market.

DIVIDEND POLICY

The Series A Convertible Preferred Stock being offered by this prospectus does not carry a fixed periodic dividend. In the event a dividend is declared on our common stock, in cash or other property, the holders of the Series A Convertible Preferred Stock will be entitled to receive the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of common stock into which such shares of Series A Convertible Preferred Stock could be converted immediately prior to such dividend.  In the event that a dividend is declared by the Board of Directors on the Series A Convertible Preferred Stock, the terms of the Series A Convertible Preferred Stock do not require that a fixed amount be payable to such holders.  Also, there is no preference associated with the issuance of dividends on the Series A Convertible Preferred Stock.  We have not paid any dividends, and it is not anticipated that any dividends will be paid in the foreseeable future. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.  We have not paid any dividends on our common stock, and it is not anticipated that any dividends on our common stock or Series A Convertible Preferred Stock will be paid in the foreseeable future. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition, capital requirements and other factors.

DETERMINATION OF OFFERING PRICE, CONVERSION PRICE AND CONVERSION RATIO

Our management has arbitrarily determined the price of the shares of the Series A Convertible Preferred Stock we are offering for sale under this prospectus, as well as, the conversion price and the conversion ratio of the Series A Convertible Preferred Stock into common stock.  The offering price, conversion price and conversion ratio bear no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

●	our lack of operating history;

●	the proceeds to be raised by the offering;

●	the amount of capital to be contributed by investors in this offering in proportion to the amount of stock to be retained by our existing shareholders; and

●	our relative cash requirements.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2013:

●	on an actual basis; and

●
on a pro forma as adjusted basis to reflect the receipt by us of the net proceeds from the sale of 33,333 shares of the Series A Convertible Preferred Stock at a fixed public offering price of $9.00 per share for the duration of the offering, after deducting our estimated offering expenses, which are estimated to be $30,000, and the conversion of all 33,333 shares of Series A Convertible Preferred Stock into an aggregate of 14,999,850 shares of common stock.  We will convert all shares of Series A Convertible Preferred Stock within 360 days of the consummation of the offering; however, at your option, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  You will lose your $9.00 preferred stock liquidation preference upon the conversion to common stock.  One share of Series A Convertible Preferred Stock will be converted at a conversion rate of 450 shares of common stock for each share of Series A Convertible Preferred Stock.  No additional payment is required in connection with such conversion.

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and our financial statements and related notes included elsewhere in this prospectus.

	Actual	Pro Forma As Adjusted

Cash and cash equivalents	$14,029	$284,029
Shareholders’ equity:
Series A Convertible Preferred Stock, $0.001 par value, 300,000 shares authorized, no shares issued and outstanding, actual and pro forma as adjusted	-	-
Preferred stock (other than Series A Convertible Preferred Stock), $0.001 par value, 19,700,000 shares authorized, no shares issued and outstanding, actual and pro forma as adjusted	-	-
Common stock, par value $.0001 per share, 280,000,000 shares authorized, 11,730,000 shares issued and outstanding, actual; 100,000,000 shares authorized, 26,729,850 shares issued and outstanding, pro forma as adjusted	1,173	2,673
Additional paid-in capital	14,611	311,938
Deficit accumulated during the development stage	(5,425)	(35,425)

Total shareholders’ equity	20,044	279,186

Total capitalization	$20,044	$279,186

DILUTION

Our net tangible book value as of December 31, 2013 was approximately $7,484, or $0.001 per share of common stock.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  After giving effect to the issuance and sale by us of 25%, 50%, 75% and 100% of the shares of Series A Convertible Preferred Stock in this offering at the public offering price of $9.00 per share, which has been fixed for the duration of the offering, and after deducting our estimated offering expenses in the amount of $30,000, and the conversion of such shares into shares of common stock, our pro forma as adjusted net tangible book value per share as of December 31, 2013 would have been approximately $0.003, $0.007, $0.009, and $0.01 per share, respectively.  The following table illustrates this dilution to new investors on a per common share basis:

	If 25% of Shares Sold (8,333 Shares)	If 50% of Shares Sold (16,667 Shares)	If 75% of Shares Sold (25,000 Shares)	If 100% of Shares Sold (33,333 Shares)

Pro forma public offering price per share after conversion(1)	$0.02	$0.02	$0.02	$0.02

Net tangible book value per share as of December 31, 2013	$0.001	$0.001	$0.001	$0.001

Increase per share attributable to new investors	$0.016	$0.013	$0.011	$0.009

Pro forma as adjusted net tangible book value per share after this offering	$0.003	$0.007	$0.009	$0.01

Dilution per share to new investors	$0.017	$0.013	$0.011	$0.01
__________________

(1)
Based upon the conversion formula of one share of Series A Convertible Preferred Stock into 450 shares of Common Stock.  We will convert all shares of Series A Convertible Preferred Stock within 360 days of the consummation of the offering; however, at your option, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  You will lose your $9.00 preferred stock liquidation preference upon the conversion to common stock. No additional payment is required in connection with such conversion.

The following table sets forth as of December 31, 2013, on a pro forma as adjusted basis, the differences between (1) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by our existing shareholders, and (2) the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid, in each case by investors purchasing shares in this offering, based on the initial public offering price of $9.00 per share of Series A Convertible Preferred Stock and before deducting our estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing shareholders	11,730,000	43.9%	$15,784	5.0%	$0.001
New investors	14,999,850	56.1%	$300,000	95.0%	$0.02
Total	26,729,850	100.0%	$315,784	100.0%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes to those financial statements; and (ii) the section of this prospectus entitled “Description of Business” appearing elsewhere in this prospectus.

Overview

We are a company in the development stage.  The Company, through its wholly-owned subsidiary Satya ePublishing, Inc., engages in ePublishing.  We provide services to authors, poets, memoirists and publishers for managing and exploiting their literary works in digital format to online bookstores, royalty accounting administration and online marketing and promotion.  In addition, we own and acquire rights to literary works and receive payments for book sales domestically and internationally.  Our primary activities through the date of this prospectus have been related to the acquisition of the co-author rights to Mengele:  The Complete Story, efforts associated with ePublishing The Third Man: Was there another bomber in Oklahoma City? and preparing for this offering.  We cannot provide any assurance that we will be able to obtain any such approvals.  For the period March 26, 2012 (inception) through December 31, 2013, we generated revenues in the amount of $1,439 and had an accumulated deficit in the amount of $5,425.  Based upon our working capital as of December 31, 2013, in the amount of $5,004, we require equity and/or debt financing to continue our operations.  If we are unable to obtain such additional financing on a timely basis, we may be forced to discontinue our operations and liquidate our assets.  See “Liquidity and Capital Resources” and “Availability of Additional Funds” below.

Plan of Operation

We are prioritizing the use the proceeds of this offering based upon various levels of sales of shares of the Series A Convertible Preferred Stock, as follows:

$75,000 Offering Proceeds (8,333 Shares, or 25% of Shares Sold)

Anticipated Milestones	Projected Date of Completion	Estimated Budget Allocation($)

Payment of Offering Expenses	June 2014	30,000

Development of Book Catalog Website, including digital book downloads and eReader	July 2015	10,000

Marketing and Promotion Expenses	0-12 Months	1,000

Executive Compensation for Ms. Posner	0-12 Months	−

Public Company Reporting	0-12 Months	30,000

General and Administrative Expenses	0-12 Months	4,000

Total Expenditures		75,000

$150,000 Offering Proceeds (16,667 Shares, or 50% of Shares Sold)

Anticipated Milestones	Projected Date of Completion	Estimated Budget Allocation($)

Payment of Offering Expenses	June 2014	30,000

Development of Book Catalog Website, including digital book downloads and eReader	July 2015	15,000

Marketing and Promotional Activities	0-24 Months	15,000

Executive Compensation for Ms. Posner	0-24 Months	15,000

Public Company Reporting	0-24 Months	60,000

Transfer Agent Expenses	0-24 Months	5,000

General and Administrative Expenses	0-24 Months	10,000

Total Expenditures		150,000

$225,000 Offering Proceeds (25,000 Shares, or 75% of Shares Sold)

Anticipated Milestones	Projected Date of Completion	Estimated Budget Allocation($)

Payment of Offering Expenses	June 2014	30,000

Development of Book Catalog Website, including digital book downloads, eReader and updates	July 2015	15,000

Book Catalog Website Updates	0-36 Months	5,000

Marketing and Promotional Activities	0-36 Months	25,000

Executive Compensation for Ms. Posner	0-36 Months	37,500

Public Company Reporting	0-36 Months	90,000

Transfer Agent Expenses	0-36 Months	7,500

General and Administrative Expenses	0-36 Months	15,000

Total Expenditures		225,000

$300,000 Offering Proceeds (33,333 Shares, or 100% of Shares Sold)

Anticipated Milestones	Projected Date of Completion	Estimated Budget Allocation($)

Payment of Offering Expenses	June 2014	30,000

Development of Book Catalog Website, including digital book downloads and eReader	December 2015	15,000

Book Catalog Website Updates	0-48 Months	15,000

Marketing and Promotional Activities	0-48 Months	40,000

Executive Compensation for Ms. Posner	0-48 Months	50,000

Public Company Reporting	0-48 Months	120,000

Transfer Agent Expenses	0-48 Months	10,000

General and Administrative Expenses	0-48 Months	20,000

Total Expenditures		300,000

The foregoing represents our best estimate of the allocation of the proceeds of this offering based on the planned use of funds for our operations and current objectives.  Our management will have broad discretion in determining the uses of the proceeds of this offering.  We may reallocate funds from time to time if our management believes such reallocation to be in our best interest for uses that may or may not have been herein anticipated.

We will require a minimum amount of $75,000 in proceeds from this offering to have an operating business and meet our public company reporting obligations for at least the next 12 months.  In the event that we do not raise at least $75,000 in proceeds from this offering, we will not have sufficient capital to allow us to execute our business plan and to meet our public company reporting requirements for the next 12 months and, accordingly, we will need to obtain additional equity and/or debt financing for which no sources may exist.  If we are unable to raise at least $75,000 in proceeds from this offering and/or obtain such minimum amount in combination with other potential sources of equity and/or debt financing on a timely basis, we will become insolvent and forced to discontinue our operations and liquidate our assets.

Period from March 26, 2012 (Inception) through December 31, 2012 compared with the year ended December 31, 2013

Revenues.  Revenues consisted book royalties from our literary catalog.  For the year ended December 31, 2013, revenues were $804 and increased by $169, as compared to the period March 26, 2012 (inception) through December 31, 2012, for which revenues were $635, which was comprised of book royalty payments from The Wylie Agency, Inc. on the book, Mengele:  The Complete Story.  This increase was due to an increase in book royalty payments on Mengele:  The Complete Story and the payments received from Amazon from book sales on its website of The Third Man:  Was there another bomber in Oklahoma City?

Selling, General and Administrative Expenses.  Selling, general and administrative expenses consisted primarily of corporate support expenses such as legal and accounting, and organizational expenses.  For the year ended December 31, 2013, selling, general and administrative expenses were $6,533 and increased by $6,327, as compared to the period March 26, 2012 (inception) through December 31, 2012, for which general and administrative expenses were $206.  The increase in general and administrative expenses was due primarily to auditing fees in connection with payment for the 2012 and 2013 audits and legal fees in preparation for becoming a public company.  We expect that our selling, general and administrative expenses will continue to increase as we incur additional costs to support the growth in our business.  We anticipate that costs relating to maintaining our status as a public reporting company and filing reports with the SEC will be approximately $30,000 per year.

Liquidity and Capital Resources

We measure our liquidity in a number of ways, including the following:

	As of December 31, 2013	As of December 31, 2012

Cash	$14,029	$3,534
Working Capital	5,004	429
Debt (current)	−	−

From March 26, 2012 (inception) through December 31, 2013, we raised a total of $15,784 from the issuance of common stock to two investors.

Net Cash Provided by Operating Activities

We experienced positive cash flow from operating activities for the period March 26, 2012, our inception, through December 31, 2013 in the amount of $4,024.  The cash provided by operating activities during this period was due primarily to an increase in accounts payable and accrued expenses of $9,685, adjusted for non-cash expenses related to amortization of intangible assets, depreciation on equipment, as well as the increase in accounts receivable for $660.

Net Cash Used in Investing Activities

We experienced negative cash flow from investing activities for the period March 26, 2012, our inception, through December 31, 2013 in the amount of $5,780.  The cash used in investing activities during this period was due to cash used to purchase equipment in the amount of $2,780 and legal fees relating the transfer of intellectual property rights to us.

Net Cash Provided by Financing Activities

Cash provided by financing activities for the period from March 26, 2012, our inception, through December 31, 2013 was $15,784, which resulted from the issuance of common stock to two investors.

Availability of Additional Funds

Based on our limited working capital as of December 31, 2013 and minimal revenues, we require equity and/or debt financing to continue our operations.  We expect that our current cash on hand will not fund our operations through December 2014.  Due to the impending lack of funds, we will need to raise further capital, through the sale of additional equity securities or otherwise, to support our operations.  Our operating needs include the costs to operate our business, including amounts required to fund working capital and capital expenditures.  Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully increase our book royalties and revenues in the digital book distribution business that we recently entered in May 2013.  See “Description of Business”.

We may be unable to raise sufficient additional capital when we need it or to raise capital on favorable terms. Debt financing may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to our shareholders or us. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or to obtain funds by entering into financing agreements on unattractive terms.

These matters raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included elsewhere in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business.  The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values.  The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from these estimates. Our significant estimates and assumptions include amortization, the fair value of our stock, and the valuation allowance relating to the Company’s deferred tax assets.

We qualify as an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act, which became law in April, 2012.  Under the JOBS Act, “emerging growth companies”, can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Recently Issued Accounting Pronouncements

Reference is made to the “Recent Accounting Pronouncements” in Note 2 to our consolidated financial statements included elsewhere in this prospectus for information related to new accounting pronouncements, none of which had a material impact on our consolidated financial statements.

Off Balance Sheet Arrangements

As of December 31, 2013 and December 31, 2012, we had no off balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Pursuant to Item 305(e) of Regulation S-K (§ 229.305(e)), the Company is not required to provide the information required by this Item as it is a “smaller reporting company,” as defined by Rule 229.10(f)(1) of Regulation S-K.

DESCRIPTION OF BUSINESS

Our Company

Satya Worldwide, Inc., a Florida corporation, is a development stage company that provides digital book distribution services to authors, poets, memoirists and publishers for managing and exploiting their literary works in electronic format as “eBooks”, which may be read on an iPad, Kindle or other type of tablet computer or e-reader device.  This type of service is commonly referred to as “ePublishing”.  We are the ePublisher of The Third Man: Was there another bomber in Oklahoma City?, an original non-fiction book written by Gerald Posner, the American investigative journalist and author of 11 books.  We have made this book available on Amazon, an online retailer.  We also own and acquire rights to literary works and receive payments for book sales domestically and internationally.  We own the co-author rights to Mengele:  The Complete Story, a non-fiction investigative book written by Gerald Posner and John Ware.  The approval of Mr. Ware and Cooper Square, the book’s publisher, is required for any additional royalty or fee arrangements with prospective licensees.  We cannot provide any assurance that we will be able to obtain any such approvals.  During the period from March 26, 2012, our inception, through December 31, 2013, we generated revenues in the amount of $1,439 and had an accumulated deficit in the amount of $5,425.

Our company structure is set forth in the following chart:

SATYA WORLDWIDE, INC. a Florida corporation

SATYA ePUBLISHING, INC. a Florida corporation (100% Owned Subsidiary)

We are a “shell company”, as defined under Rule 144(i) promulgated under the Securities Act of 1933, as amended, and, accordingly, the resale of our restricted securities and stock held by affiliates into the public market is prohibited until such time as the conditions of Rule 144(i)(2) have been satisfied.  See “Plan of Distribution−Resale of our Shares” for additional information.

We are not a “blank check company”, because we believe that we do not meet the definition of a company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies, other entity or person.  The Company, its officers and directors, promoters or any of their affiliates, do not intend, once the Company is reporting, for it to be used as a vehicle for a private company to become a reporting company.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012.  Under the JOBS Act, “emerging growth companies”, can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our independent auditors have raised substantial doubt as to our ability to continue as a going concern, as expressed in its opinion on our financial statements included in this prospectus.  Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities as they arise.  There can be no assurance that we will operate at a profit or such additional financing will be available, or if available, can be obtained on satisfactory terms.

Our principal executive offices are located at 429 North Dixie Highway, Suite 201, Pompano Beach, Florida  33060.  Our telephone number is (302) 404-0390.  Both Satya Worldwide, Inc. and its wholly owned subsidiary Satya ePublishing, Inc. were incorporated under the laws of the State of Florida on March 26, 2012.  Our fiscal year-end is December 31.

Principal Products

Our literary catalog is comprised of two (2) books as of the date of this prospectus. We are the ePublisher of The Third Man: Was there another bomber in Oklahoma City?, an original work of non-fiction written by Gerald Posner, the American investigative journalist and author of 11 books.  We also own the co-author’s rights to Mengele:  The Complete Story, a non-fiction investigative book written by Gerald Posner and John Ware that is published by Cooper Square.   We acquired the co-author rights to this book at no cost pursuant to a Bill of Sale and Assignment dated September 27, 2012, from Mr. Posner to us.  The authors’ rights are co-owned by John Ware, who is entitled to share equally in any book revenues and, consequently, his approval is required for any additional royalty or fee arrangements with prospective licensees involving this book.  We also do not have the right to digitally publish or distribute this book without the consent of the publisher.

We believe that we will be able to add new literary works to our catalog through the selective acquisition of copyrights and author’s rights in literary works. However, we can provide no assurance that we will be able to acquire additional copyrights or author’s rights in literary works.  We are completely dependent on the efforts of Ms. Posner, our sole executive officer with a publishing industry background, for all of our business activities.  We can provide no assurance that we will be able to grow our ePublishing business or exploit the literary works in our catalog to such an extent, so that we generate enough revenues to become profitable and have a sustainable business.  See “Risk Factors−Risks Related To Our Financial Condition and Business Model.”

Principal Services

We distribute books in electronic digital format for authors, poets, memoirists and publishers, making their works available to digital retailers, like Amazon.  Our services enable authors to bypass traditional publishers and agents and connect directly with readers by self-publishing their literary works. Our services offerings include the conversion of manuscripts to .ePub and .mobi file formats, image and book cover design, distributing books to digital retailers, professional editing services, ISBN number administration and accounting and administrative services for reporting on book sales and related payments.

We are seeking to capitalize on the trend towards the digitization of content and proliferation of distribution channels through the Internet and other electronic means, which we believe are replacing traditional print formats. We believe that there is a trend towards increasing demand for eBooks by book readers and students.  Alternative distribution channels for eBooks through the Internet, technologically advanced delivery platforms (e.g., tablet computers and e-readers), combined with the concentration of online retailer power, we believe present an opportunity for the Company’s ePublishing business.  We seek to capitalize on this trend by establishing ourselves as an emerging digital book distributor in the ePublishing industry.

Digital Print Distribution Agreement

On May 1, 2013, we entered into a Digital Distribution Agreement with Gerald Posner, to digitally distribute in electronic format the book, The Third Man: Was there another bomber in Oklahoma City?, an original work of non-fiction written that he wrote.  This Agreement provides for our appointment as the authorized representative for the sale and distribution of this eBook on an exclusive basis to third party distributors (e.g., Internet retailers, such as Amazon iTunes, Barnes & Nobles, etc.) for online sale and distribution.  This Agreement provides that in exchange for our services for digitally printing, distributing and marketing this book, as well as royalty accounting and administrative services relating thereto, we shall receive the initial $25,000.00 in royalties on book sales and, thereafter, such royalties will be shared equally between Mr. Posner and us.  The term of this Agreement is for the author’s life, plus seventy (70) seventy years.

In the event that we enter into agreements with other writers to make their eBooks available to online retailers, those agreements will state the terms and conditions under which the books will be published, the name in which the copyright will be registered, the basis for any royalties and other related matters. We anticipate that most of the authors will be compensated by royalty arrangements with us.  Any such agreements will expect to have negotiated on an arms-length basis and the terms may vary among any such agreements.  Notwithstanding the foregoing, we can provide no assurance that we will be able to enter into any other agreements or whether any such agreements that we may enter into will be to our benefit, or that the terms thereof will be favorable to us.

Digital Book Royalties

We receive book royalties at wholesale rates determined by the digital retailers for the sale or other licensed use of our authors’ literature products.  We have only recently begun generating revenues from digital downloads on Amazon’s website for the book, The Third Man: Was there another bomber in Oklahoma City?  From May 2013 through December 31, 2013, we were paid $144.00 by Amazon for digital download sales of this book on its website. We have no other ePublishing arrangements or agreements for any other literary works as of the date of this prospectus.  We also have no other arrangements or agreements with any other digital retailers.

Sales and Marketing

Initially, we are using Mr. Posner’s website to sell and market The Third Man: Was there another bomber in Oklahoma City? and Mengele:  The Complete Story. These are the only books that are included in our catalog at this time.  There are other books that are being marketed on this website that we do not own.  Until such time as we develop our own website, we cannot provide any assurance that we will be able to continue to use this website for our purposes.  We also cannot determine at this time whether the book, The Third Man: Was there another bomber in Oklahoma City?, will continue to be offered for sale by Amazon on its website or whether we will include this book on the website of any other digital retailers.  Upon the completion of the offering, we intend to commence the preparation of a website featuring our literature catalog, including an e-reader for browsing selected samples of any eBook that we plan to sell on the website.  We anticipate that it will take at least 12 months from the completion of the offering for this website to be available on the Internet.  We have not yet purchased a domain name for this website.

Competition

The ePublishing industry in which the Company is engaged is highly competitive and has low barriers to entry. The principal competitive criteria for the ePublishing industry are considered to be the following:  product quality; customer service; suitability of format and subject matter; author’s reputation; price; timely availability of both new titles and revisions of existing eBooks; and timely delivery of products to customers. We primarily compete with other book publishers, substantially all of which have greater experience, brand name recognition and more financial resources than us.  We also compete with independent authors that ePublish their own books.

Intellectual Property

Our business, like that of other companies and writers involved in book publishing, rests on our ability to maintain copyright protection for literary works.  We consider the books in our catalog to be valuable assets to our business.  We also consider our trademarks to be valuable assets to our business. As such, we may seek to register our trademark, “Satya ePublishing” and any other trademarks, where we believe the protection of them is important for our business.  We currently do not have any federally registered trademarks.

Government Regulation

We are subject to government regulations that regulate businesses generally, such as compliance with regulatory requirements of federal, state, and local agencies and authorities, including regulations concerning workplace safety and labor relations.  In addition, our operations are affected by federal and state laws relating to marketing practices in the publishing industry.  Environmental laws and regulations do not materially impact our operations.

Research and Development

We have not spent any funds on research and development activities in connection with our business.

Employees

As of May 1, 2014, we employed two persons, one on a full-time basis and one on a part-time basis.  None of our employees is subject to a collective bargaining agreement. We believe that our relationship with our employees is good.

DESCRIPTION OF PROPERTY

We lease approximately 450 square feet of office space at the second floor office suites located at 429 North Dixie Highway, Pompano Beach, Florida 33060, which is currently being provided to us on a month-to-month basis for $100.00.  We believe that this space is presently adequate for our needs.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any legal proceedings pending or threatened against us or our properties.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each of our current executive officers and directors.

Name	Age	Principal Positions With Us

Patricia Posner	63	Chairman of the Board, Chief Executive Officer, President and Treasurer

Stanley J. Silverberg, Esq.	74	Secretary and Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in public reporting companies, if any:

Patricia Posner - Chairman of the Board, Chief Executive Officer, President and Treasurer

Ms. Patricia Posner has served as our Chairman of the Board, Chief Executive Officer, President and Treasurer since our inception on March 26, 2012, on a full-time basis. From June 1984 until present, Ms. Posner, has served as the manager for Gerald Posner and as lead in-house editor and researcher for his 11 books. Ms. Posner is also a published author of This is Not Your Mother’s Menopause (Villard 2000) and revamped and updated No Hormones, No Fear (Villard 2003).  Ms. Posner has also written dozens of articles for national magazines and newspapers.  From January 2003 to September 2004, Ms. Posner was the columnist for Forever 21, a health column in Be Healthy & Beautiful quarterly magazine.  From October 2004 to September 2007, Ms. Posner was the Cultural Chatter columnist for Ocean Drive magazine, and from January 2007 to September 2007 she wrote the Health Watch column in the same magazine.  We believe that Ms. Posner should serve on our Board of Directors because of her in-depth knowledge of the book publishing industry, journalist and author background and 30 years of experience serving as the manager and in-house editor for Gerald Posner, one of America's leading investigative journalist authors.

Stanley J. Silverberg, Esq. – Secretary and Director

Mr. Stanley Silverberg has served as our Secretary, on a part-time basis, and as a Director since April 16, 2014. Mr. Silverberg has been admitted to practice before various Courts, including the U.S. Supreme Court as well as the U.S. Patent & Trademark Office in both Patent and Trademark matters. Mr. Silverberg has served on the Board Of Directors of the International Trademark Association (INTA), the Board of Directors of the New York Intellectual Property Law Association, on the Trademark Committee of the American Bar Association and the Trademark Committee of the New York State Bar Association. From August 1980 until his retirement in March 2005, Mr. Silverberg served in various legal positions culminating in the position of Senior Trademark Counsel, for Wyeth, a publicly traded pharmaceutical company and now a subsidiary of Pfizer.  From March 1979 until August 1980, Mr. Silverberg served as trademark counsel for Warner Communications, Inc., a publicly traded company, which is now Time Warner Group.  From June 1970 until March 1979, Mr. Silverberg served as trademark counsel for The Singer Company, a multi-national sewing machine and electronics company.  From July 1965 until June 1970, Mr. Silverberg served as a staff attorney for Hazeltine Corporation.    We believe that Mr. Silverberg should serve on our Board of Directors because of his diversified legal and managerial experience and expertise, his in-depth knowledge of intellectual property laws and 40 years of legal experience as an attorney adviser to companies and individuals on intellectual property law matters.

Term of Office

All of our directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Family Relationships

There are no family relationships among any of the Company’s directors and officers.

Board Composition and Committees

The Company’s Board of Directors is currently composed of two (2) members, Patricia Posner and Stanley J. Silverberg.

We do not have a standing nominating, compensation or audit committee.  Rather, our full board of directors performs the functions of these committees. Also, we do not have a “audit committee financial expert” on our board of directors as that term is defined by Item 407(d)(5)(ii) of Regulation S-K. We do not believe it is necessary for our board of directors to appoint such committees because the volume of matters that come before our board of directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making.

Code of Ethics

Our Board of Directors intends to adopt a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the events prescribed by Item 401(f) of Regulation S-K during the past ten years, including:

1.
any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2.	any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

i.
acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	engaging in any type of business practice; or

iii.	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5.
being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	any Federal or State securities or commodities law or regulation; or

ii.
any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and objectives

Since our inception, all compensation decisions have been made by our Board of Directors.  The primary objective of our compensation policies and programs with respect to executive compensation is to serve our shareholders by attracting, retaining and motivating talented and qualified individuals to manage and lead our business. We will focus on providing a competitive compensation package that provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives.

Elements of executive compensation

Base salary.  We will seek to provide our senior management with a level of base salary in the form of cash compensation appropriate to their roles and responsibilities.  Base salaries for our executives will be established based on the executive’s qualifications, experience, scope of responsibilities, future potential and past performance and cash available to pay executive compensation. Base salaries will be reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account an individual's responsibilities, performance and experience. We will consider four factors in determining the base salaries of our named executive officers. These four factors are, in order of significance, (1) creating an incentive to achieve corporate goals, (2) individual performance, (3) cash available to pay compensation and (4) the total compensation each executive officer previously received while employed with us, if any.  We have not paid any executive compensation in the form of base salary to our management.

Incentive cash bonuses.  Our practice will be to seek to award incentive cash bonuses to our executive officers based upon their individual performance, as well as our overall business and strategic objectives. In determining the amount of cash bonuses paid to our named executive officers, we will consider the same four factors as in determining their base salaries. We expect that our Board of Directors will adopt formal processes for incentive cash bonuses during the next 24 months and will utilize incentive cash bonuses to reward executives for achieving corporate financial and operational goals and for achieving individual performance objectives.  We have not paid any incentive cash bonuses to our management.

Long-term equity compensation.  We believe that successful long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. We intend to establish equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our shareholders. We expect that our incentive plans will permit the grant of stock options, restricted shares and other stock awards to our executive officers, employees, consultants and non-employee board members. When we hire executive officers in the future, we expect to grant them stock-based awards that will generally vest over a five-year period. We believe that stock-based awards provide an incentive for these officers to continue their employment with us, provide our executive officers with an opportunity to obtain an ownership interest in our company and encourage them to focus on our long-term profitable growth. We believe that the use of long-term equity compensation will promote our overall executive compensation objectives and expect that equity incentives will be an important source of compensation for our executives.  In determining amounts awarded to our executive officers under our incentive plans, we will consider the same four factors (and use the same method of measurement) as in determining base salary. The third factor (cash available) has an indirect effect when determining long-term equity compensation. Specifically, to the extent that this factor causes us not to pay base salary or cash bonuses, it points toward providing long-term equity compensation.  We have not issued any long-term equity compensation to our management.

Other compensation.  When we hire executive officers, our executive officers will be eligible to receive the same benefits, including non-cash group life and health benefits that are available to all employees. We may offer a 401(k) plan to our employees, including our executive officers. This plan will permit employees to make contributions up to a statutory maximum and will permit us to make matching or profit-sharing contributions. To date, we have not offered to our employees any benefit plans, including but not limited a 401(k) plan or made, or committed to make, any matching or profit-sharing contributions under a 401(k) plan.

Policies related to compensation

Guidelines for equity awards.  We have not formalized a policy as to the amount or timing of equity grants to our executive officers. We expect, however, that our board of directors will approve and adopt guidelines for equity awards.  Among other things, we expect that the guidelines will specify procedures for equity awards to be made under various circumstances, address the timing of equity awards in relation to the availability of information about us and provide procedures for grant information to be communicated to and tracked by our finance department.  As of the date of this prospectus, we have not established a finance department.  We anticipate that the guidelines will require that any stock options or stock appreciation rights have an exercise or strike price not less than the fair market value of our common stock on the date of the grant.

Stock ownership guidelines.  As of the date of this prospectus, we have not established stock ownership guidelines for our executive officers or the Board of Directors.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as performance-based compensation. Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. At least for the next several years, we expect the cash compensation paid to our executive officers to be below the threshold for non-deductibility provided in Section 162(m), and our equity incentive plans will afford our board of directors with the flexibility to make a variety of types of equity awards to our executive officers, the deductibility of which will not be limited under Section 162(m).  However, our board of directors will fashion our future equity compensation awards.  However, we do not now know whether any such awards will satisfy the requirements for deductibility under Section 162(m).

We also currently intend for our executive compensation program to satisfy the requirements of Internal Revenue Code Section 409A, which addresses the tax treatment of certain nonqualified deferred compensation benefits.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by, or paid to Patricia Posner, the Company’s sole officer during the year ended December 31, 2013 and the period from March 26, 2012 (inception) to December 31, 2012, for services to the Company.

Name	Position	Year Ended & Period Ended	Salary Paid ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Patricia Posner	CEO	2013	-	-	-	-	-	-	-
		2012	-	-	-	-	-	-	-

Compensation of Directors

The following table sets forth the information concerning cash and non-cash compensation awarded to, earned by, or paid to the Company’s directors during the period from March 26, 2012 (inception) to December 31, 2012 and during the year ended December 31, 2013 for services to the Company.

Name	Year Ended & Period Ended	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Patricia Posner	2013	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-

Employment Agreements and Benefits

We currently have two employees.   There are no employment agreements with us.

Potential Payments Upon Termination or Change in Control

As of the date of this prospectus, there were no potential payments or benefits payable to our executive officers, upon their termination or in connection with a change in control.

Pension Benefits

No named executive officers received or held pension benefits during the period from March 26, 2012 (inception) to December 31, 2012 or the year ended December 31, 2013.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the period from March 26, 2012 (inception) to December 31, 2012 or the year ended December 31, 2013.

Grants of Plan-Based Awards

During the period from March 26, 2012 (inception) to December 31, 2012 and the year ended December 31, 2013, we have not granted any plan-based awards to our executive officers.

Outstanding Equity Awards

No unexercised options or warrants were held by any of our named executive officers as of December 31, 2012 or December 31, 2013.  No equity awards were made the period from March 26, 2012 (inception) to December 31, 2012 and the year ended December 31, 2013.

Option Exercises and Stock Vested

During the period from March 26, 2012 (inception) to December 31, 2012 and the year ended December 31, 2013, our executive officers have neither been granted any options, nor did any unvested stock or options granted to executive officers vest.  As of the date of this prospectus, our executive officers do not have any stock options or unvested shares of stock of the Company.

Equity Incentive Plan

We do not expect to adopt an equity incentive plan during the next 24 months. When we adopt an equity incentive plan, the purposes of the proposed equity incentive plan are to attract and retain qualified persons upon whom our sustained progress, growth and profitability depend, to motivate these persons to achieve long-term company goals and to more closely align these persons' interests with those of our other shareholders by providing them with a proprietary interest in our growth and performance. Our executive officers will be eligible to participate in the plan.  We have not determined the amount of shares of our common stock to be reserved for issuance under the proposed equity incentive plan.

Compensation Committee Interlocks and Insider Participation

During the period from March 26, 2012 (inception) to December 31, 2013, we did not have a standing compensation committee. Our Board of Directors was responsible for the functions that would otherwise be handled by the compensation committee. All directors participated in deliberations concerning executive officer compensation, including directors who were also executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 1, 2014, and as adjusted to reflect the sale of the shares of Series A Convertible Preferred Stock offered in this offering on the assumption that all such shares offered will be sold and converted into 14,999,850 shares of our common stock, for:

●   each person or group known to us to beneficially own 5% or more of our common stock;

●   each of our directors and director nominees;

●   each of our named executive officers; and

●   all of our executive officers and directors as a group.

We will convert all shares of Series A Convertible Preferred Stock within 360 days of the consummation of the offering; however, at your option, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  You will lose your $9.00 preferred stock liquidation preference upon the conversion to common stock.  One share of Series A Convertible Preferred Stock will be converted at a conversion rate of 450 shares of common stock for each share of Series A Convertible Preferred Stock.  No additional payment is required in connection with such conversion.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of 429 North Dixie Highway, Suite 201, Pompano Beach, Florida 33060, which is the address of our principal executive office.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after May 1, 2014, through the exercise of any stock option, warrant or other right.

	Number of shares beneficially owned	Percentage of shares outstanding
Beneficial owner		Before offering	After offering

Patricia Posner	1,700,000	14.5%	6.4%

Stanley J. Silverberg	−	*	*

Brisance Capital, Inc.(1)	10,030,000	85.5%	37.5%

All directors and executive officers as a group (2 persons)	1,700,000	14.5%	6.4%
______________

* Less than 1 percent.

(1)
Ms. Fabienne Carmine is the sole officer and director of Brisance Capital, Inc., a Florida corporation.  Ms. Carmine maintains sole voting and investment control of these shares of common stock.  As a result, Ms. Carmine is deemed to beneficially own all of these shares of common stock.  The address of the company is 1551 Marseille Drive, Miami, Florida  33141.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Transactions With Related Persons, Promoters And Certain Control Persons

There are no transactions involving the Company and any of its officers, directors, majority shareholders or other related persons or control persons that require disclosure pursuant to Item 404(d) of Regulation S-K (§ 229.404(d)).  We do not have an established policy regarding related transactions.

Director Independence

We do not have a standing nominating, compensation or audit committee. Rather, the board of directors performs the functions of these committees. We do not believe it is necessary for the board of directors to appoint such committees, because the volume of matters that come before the board of directors for consideration is not so substantial that our directors are usually allowed sufficient time and attention to such matters.  The Company believes that Stanley Silverberg is “independent” as such term is defined by the rules of the Nasdaq Stock Market.

DESCRIPTION OF CAPITAL STOCK

General Matters

As of May 1, 2014, our authorized capital stock consisted of 280,000,000 shares of common stock, par value $.0001 per share, and 20,000,000 shares of preferred stock, of which 300,000 shares were designated as “Series A Convertible Preferred Stock”, par value $0.001. As of May 1, 2014, we had outstanding 11,730,000 shares of common stock and no outstanding shares of preferred stock.  As of May 1, 2014, we had two (2) shareholders of record.

Upon the closing of this offering, our authorized capital stock will consist of 280,000,000 shares of common stock, 26,729,850 of which will be outstanding on the assumption that all 33,333 shares of Series A Convertible Preferred Stock offered hereby will be sold and converted into 14,999,850 shares of common stock.

The following summary describes the material provisions of our capital stock. We urge you to read our articles of incorporation, as amended, and our bylaws, which are included as Exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part.

Our articles of incorporation, as amended, and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors.

These provisions include elimination of the ability of shareholders to call special meetings and advance notice procedures for special meetings of shareholder proposals.

Common Stock

Voting rights

Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor.

Other rights

In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we issue in the future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our shareholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon a liquidation, dissolution or winding up of the Company.

Description of Series A Convertible Preferred Stock

Pursuant to its authority, our board of directors has designated 300,000 shares of the preferred stock that we now have authority to issue as the “Series A Convertible Preferred Stock”.  You will not have any preemptive rights if we issue other series of preferred stock.  The Series A Convertible Preferred Stock is not subject to any sinking fund. We will convert all shares of Series A Convertible Preferred Stock within 360 days of the consummation of the offering; however, at your option, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  You will lose your $9.00 preferred stock liquidation preference upon the conversion to common stock.  One share of Series A Convertible Preferred Stock will be converted at a conversion rate of 450 shares of common stock for each share of Series A Convertible Preferred Stock.  No additional payment is required in connection with such conversion.  Any Series A Convertible Preferred Stock converted or acquired by us will, upon cancellation, have the status of authorized but unissued shares of preferred stock of no designated series. We will be able to reissue these cancelled shares of preferred stock.

Voting Rights

The holders of Series A Convertible Preferred Stock will vote, on an as converted basis, on the same matters as the holders of common stock and there is no limitation whatsoever on the voting rights associated with the Series A Convertible Preferred Stock.

Dividends

In the event that a dividend or distribution is declared by the Board of Directors on the Series A Convertible Preferred Stock, the terms of the Series A Convertible Preferred Stock do not require that a fixed amount be payable to such holders.  There is no preference associated with the issuance of dividends on the Series A Convertible Preferred Stock.  In the event any dividend or other distribution payable in cash or other property (other than shares of our Common Stock) is declared on our Common Stock, each holder of shares of Series A Convertible Preferred Stock on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or property equal to the cash or property which would be received by the holders of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock would be converted pursuant immediately prior to such record date.

Conversion into Common Stock

We will convert all shares of Series A Convertible Preferred Stock into common stock within 360 days of the consummation of the offering; however, at your option, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  You will lose your $9.00 preferred stock liquidation preference upon the conversion to common stock.  One share of Series A Convertible Preferred Stock will be converted at a conversion rate of 450 shares of common stock for each share of Series A Convertible Preferred Stock.  No additional payment is required in connection with such conversion. We will not make any adjustment to the conversion price for accrued or unpaid dividends upon conversion. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date.

In order to elect to voluntarily convert your shares of Series A Convertible Preferred Stock, you must deliver your Series A Convertible Preferred Stock certificate to us at our office along with a duly signed and completed notice of conversion.

The conversion date will be the date you deliver your Series A Convertible Preferred Stock certificate and the duly signed and completed notice of conversion to us. You will not be required to pay any U.S. federal, state or local issuance taxes or duties or costs incurred by us on conversion, but will be required to pay any tax or duty payable as a result of the common stock upon conversion being issued other than in your name. We will not issue common stock certificates unless all taxes and duties, if any, have been paid by the holder.

No commission or other remuneration will be paid or given, directly or indirectly, for soliciting a conversion.

Conversion Rate Adjustment

The conversion rate of 450 shares of common stock will be proportionately adjusted if:

(1)           we dividend or distribute common stock on shares of our common stock; or

(2)           we subdivide or combine our common stock.

If we are involved in a transaction in which shares of our common stock are converted into the right to receive other securities, cash or other property, or a sale or transfer of all or substantially all of our assets under which the holders of our common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that your Series A Convertible Preferred Stock will convert into the kind and amount of the securities, cash or other property that would have been receivable upon the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange.  The company formed by the consolidation, merger, asset acquisition or share acquisition shall provide for this right in its organizational document. This organizational document shall also provide for adjustments so that the organizational document shall be as nearly practicably equivalent to adjustments in this section for events occurring after the effective date of the organizational document.

The following types of transactions, among others, would be covered by this adjustment:

(1)
we consolidate or merge into any other company, or any merger of another company into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock,

(2)	we sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

(3)	we undertake any compulsory share exchange.

Ranking

The Series A Convertible Preferred Stock will rank, with respect to dividend rights and upon liquidation, winding up and dissolution:

•	junior to all our existing and future debt obligations;

•
junior to “senior stock”, which is each other class or series of our capital stock other than (a) our common stock and any other class or series of our capital stock the terms of which provide that class or series will rank junior to the preferred stock and (b) any other class or series of our capital stock the terms of which provide that class or series will rank on a parity with the Series A Convertible Preferred Stock;

•
on a parity with “parity stock”, which is each other class or series of our capital stock that has terms which provide that such class or series will rank on a parity with the Series A Convertible Preferred Stock; and

•
senior to “junior stock”, which is our common stock and each class or series of our capital stock that has terms which provide that class or series will rank junior to the Series A Convertible Preferred Stock.

We do not currently have any outstanding capital stock, which is senior to or on parity with the Series A Convertible Preferred Stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of Series A Convertible Preferred Stock will be entitled to payment out of our assets available for distribution of an amount equal to $9.00 per share of the Series A Convertible Preferred Stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness or shares of our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of Series A Convertible Preferred Stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, or a reduction or decrease in our capital stock, the amounts payable with respect to shares of Series A Convertible Preferred Stock and all other parity stock are not paid in full, the holders of shares of Series A Convertible Preferred Stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock.

We are not required to set aside any funds to protect the liquidation preference of the shares of preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the Series A Convertible Preferred Stock.

Material Differences between Series A Convertible Preferred Stock and Common Stock

The material differences between the Series A Convertible Preferred Stock and Common Stock are as follows:

•
Upon any voluntary or involuntary liquidation, dissolution or winding up of our company or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of Series A Convertible Preferred Stock will be entitled to payment out of our assets available for distribution of an amount equal to $9.00 per share of the Series A Convertible Preferred Stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on our common stock; and

•
The holders of Series A Convertible Preferred Stock are entitled to receive dividends as a separate class, if declared by the Board of Directors, and the holders of common stock are not entitled to receive, or share ratably in, any dividends paid to the holders of Series A Convertible Preferred Stock.

Anti-Takeover Effects of Our Articles of Incorporation, Our Bylaws and Florida Law

Authorized but unissued shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer or merger, or otherwise.

Shareholder action; advance notification of shareholder nominations and proposals

Our articles of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders will have to be effected at a duly called annual or special meeting of shareholders and may be effected by a written consent in lieu of a meeting. Our articles of incorporation also require that special meetings of shareholders be called only by our board of directors, our Chairman, our Chief Executive Officer or our President.  In addition, our bylaws generally provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a shareholder who gives written notice, including certain information, to us no later than 90 days and not earlier than 180 days, prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Number, election and removal of the board of directors

Upon the closing of the offering, our board of directors will consist of two (2) directors. Our articles of incorporation authorize a board of directors consisting of at least one (1) member, with the number of directors to be fixed from time to time by our Board of Directors.  At each annual meeting of shareholders, directors will be elected for a one-year term to succeed the directors whose terms are then expiring. As a result, our Board of Directors will be elected each year.  Between shareholder meetings, directors may be removed by our shareholders only for cause, and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers.

Transfer Agent and Registrar

The transfer agent for the Company's common stock is Globex Transfer, LLC at the address of 780 Deltona Blvd., Suite 202, Deltona, Florida 32725.

PLAN OF DISTRIBUTION

We are offering from time to time 33,333 shares of Series A Convertible Preferred Stock at a fixed price of $9.00 per share for a period of 180 days from the date of this prospectus, but we may terminate the offering at any time prior to such date.  There are no extension periods.  The amount of shares being sold to prospective investors may vary and we may not sell all of the shares being offered.  There is no minimum number of shares that are required to be sold in the offering.  We may receive no proceeds or very minimal proceeds from the offering.  We will convert all shares of Series A Convertible Preferred Stock within 360 days of the consummation of the offering; however, at your option, you may convert the Series A Convertible Preferred Stock at any time prior thereto.  You will lose your $9.00 preferred stock liquidation preference upon the conversion to common stock.  One share of Series A Convertible Preferred Stock will be converted at a conversion rate of 450 shares of common stock for each share of Series A Convertible Preferred Stock.  No additional payment is required in connection with such conversion.  Proceeds will not be returned to investors if we sell less than all of the 33,333 shares of Series A Convertible Preferred Stock being offered in this prospectus.  The proceeds from the sales of the shares will be paid directly to us promptly following each sale and will not be placed in an escrow account.

The offering will be conducted by our directors and officers.  Under Rule 3a 4-1 of the Exchange Act an issuer may conduct a direct offering of its securities without registration as a broker/dealer.  Such offering may be conducted by directors and officers who perform substantial duties for or on behalf of the issuer otherwise then in connection with securities transactions and who were not brokers or dealers or associated persons of brokers or dealers within the preceding 12 months and who have not participated in selling an offering of securities for any issuer more than once every 12 months, with certain exceptions.

Furthermore, such persons may not be subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act and may not be compensated in connection with securities offerings by payment of commission or other remuneration based either directly or indirectly on transactions in securities and are not at the time of offering our shares are associated persons of a broker or dealer. Our directors meet these requirements.

How to Invest

Subscriptions for purchase of shares of Series A Convertible Preferred Stock offered by us pursuant to this prospectus can be made by completing, signing and delivering to us an executed copy of our Subscription Agreement and a check payable to the order of “Satya Worldwide, Inc.” in the amount of $9.00 for each share of Series A Convertible Preferred Stock that you want to purchase.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. We are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Resale of our Shares

There is presently no public market for our shares of Series A Convertible Preferred Stock or common stock. There is no assurance that a trading market will develop or be sustained. Accordingly, you may have to hold the shares indefinitely and may have difficulty selling them if an active trading market does not develop.  We currently plan to hire a securities broker to serve as our market maker by filing an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part.  We anticipate that it may take approximately two months from the date of this prospectus for a market maker to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board, and that it may take approximately four months from the date of this prospectus for our common stock to be quoted on the Over-The-Counter Bulletin Board.  However, any application filed by a market maker on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board may not be approved.

 We presently meet the definition of a “shell company” and have 11,730,000 shares of Common Stock that are currently issued and outstanding. None of these outstanding shares have been registered under the Securities Act, and all of which are held by affiliates and deemed to be “restricted securities”, as that term is defined under Rule 144 promulgated under the Securities Act.  Rule 144(i)(1) prohibits the use of Rule 144 for sales of restricted securities and stock held by affiliates into the public market if the issuing company is now or ever has been a “shell company”, unless the conditions of Rule 144(i)(2) are satisfied.   Rule 144(i)(2) does permit the use of Rule 144 by stockholders of an issuing company that has previously been but is not now a shell company, if the issuing company has been filing reports with the SEC for one year that contain “Form 10 information” about its current operating (or development stage) business activities  reflecting its status as an entity that is no longer a shell company and it is current in its reporting obligations at the time of the proposed sale in reliance on Rule 144.  The term “Form 10 information” means the information that is required by Form 10, as applicable to the issuer of the securities, to register under the Exchange Act each class of securities being sold under this rule. The issuer may provide the “Form 10 information” in any filing of the issuer with the SEC.  Accordingly, the resale of our restricted securities and stock held by affiliates into the public market is prohibited until such time as the conditions of Rule 144(i)(2) have been satisfied.

Management’s strategy is to seek to have our common stock, but not our Series A Convertible Preferred Stock, trade on the over-the-counter market and quoted on the over-the-counter bulletin board as soon as practicable after the termination of this offering.  However, to date, we have not solicited any securities brokers to become market makers of our common stock and there can be no guarantee that we will able to find a market maker to willing to file an application on our behalf to apply for quotation of our common stock on the Over-The-Counter Bulletin Board upon the effectiveness of the registration statement.  There can be no assurance that an active trading market for the common stock will develop or be sustained or that the market price of the common stock will not decline below the initial public trading price.  The initial public trading price will be determined by market makers independent of us.  You may convert our Series A Convertible Preferred Stock into common stock at any time.  See, “Description of Capital Stock - Description of Series A Convertible Preferred Stock”.

Even if a market develops for our common stock you may have difficulty selling our shares due to the operation of the SEC’s penny stock rules. These rules regulate broker-dealer practices in connection with transactions in “penny stocks.”  These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock.

The “blue sky” laws of some states may impose additional restrictions upon the ability of investors to resell our shares in those states.  Accordingly, investors may have difficulty selling our shares and should consider the secondary market for our shares to be a limited one.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for our company by Law Offices of Joseph L. Pittera, Torrance, California.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP’s, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida Business Corporation Act, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Form S-1 Registration Statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549, on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at Satya Worldwide, Inc., 429 North Dixie Highway, Suite 201, Pompano Beach, Florida 33060.  Our telephone number is (302) 404-0390.

FINANCIAL STATEMENTS

Our consolidated balance sheets as of December 31, 2012 (audited) and December 31, 2013 (audited), and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the period March 26, 2012, our inception, through December 31, 2012 and the year ended December 31, 2013 (audited) and cumulative for the period March 26, 2012, our inception, through December 31, 2013 (audited) are included in this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in United States Dollars.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until _____________ (90 days from the effective date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

SATYA WORLDWIDE INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Satya Worldwide, Inc.
(A Development Stage Company)
Pompano Beach, Florida

We have audited the accompanying consolidated balance sheet of Satya Worldwide, Inc. and Subsidiary (a development stage company) (the “Company”) as of December 31, 2012 and December 31, 2013, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the period from March 26, 2012 (inception) through December 31, 2012 and for the year ended December 31, 2013.  Satya Worldwide, Inc. and Subsidiary’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Satya Worldwide, Inc. and Subsidiary as of December 31, 2012 and December 31, 2013 and the results of its operations and its cash flows for the period March 26, 2012 (inception) through December 31, 2012 and for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed further in Note 1, the Company has been in the development stage since its inception and continues to incur a significant loss. The Company’s viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
      MaloneBailey, LLP

Houston, Texas
April 17, 2014

SATYA WORLDWIDE, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(Audited)

ASSETS

	December 31, 2013	December 31, 2012

Current assets:
Cash and cash equivalents	$14,029	$3,534
Accounts receivable	660	-
Total current assets	14,689	3,534

Equipment, net of depreciation of $300 and $0, respectively	2,480	1,500
Intangible assets, net of amortization of $125 and $0, respectively	2,875	1,500

Total assets	$20,044	$6,534

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$9,685	$3,105
Total current liabilities	9,685	3,105

Shareholders' equity:
Preferred stock (20,000,000 authorized;
par value $.001; none issued and outstanding)	$-	$-
Common stock (280,000,000 shares authorized; par value $.0001;
11,730,000 and 2,035,308 shares issued and outstanding	1,173	204
at December 31, 2013 and December 31, 2012, respectively)
Additional paid in captal	14,611	2,796
Accumulated deficit	(5,425)	429
Total shareholders' equity	10,359	3,429

Total liabilities and shareholders' equity	$20,044	$6,534

The accompaning notes are an integral part of these audited consolidated financial statements.

SATYA WORLDWIDE, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Audited)

		For the period	For the period
	Year Ended	March 26, 2012 (Inception) through	March 26, 2012 (Inception) through
	December 31, 2013	December 31, 2012	December 31, 2013

Revenues	$804	$635	$1,439

Cost of revenues	-	-	-
Gross Profit	804	635	1,439

Operating expenses
Selling, general and administrative expenses	6,533	206	6,739
Amortization of intangible assets	125	-	125

Total operating expenses	6,658	206	6,864

Operating income (loss)	(5,854)	429	(5,425)
Interest expense, net	-	-

Net (loss) before Income Taxes	(5,854)	429	(5,425)

Provision for Income Taxes	-	-	-

Net (loss)	(5,854)	429	(5,425)

Basic and diluted net (loss) per common share	$(0.00)	$0.00	$-

Weighted average number of common shares outstanding	2,035,308	3,010,324

The accompaning notes are an integral part of these audited consolidated financial statements.

SATYA WORLDWIDE, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE PERIOD FROM MARCH 26, 2012 (INCEPTION) THROUGH DECEMBER 31, 2013
(Audited)

	Preferred Stock		Common Stock		Additional Paid In	Accumulated	Total Shareholders'
	Shares	Amount	Shares	Amount	Capital	Earnings (Deficit)	Equity

Balance at March 26, 2012	-	$-	-	$-	$-	$-	$-

Common stock issued for cash on September 27, 2012 Share Purchase, $0.001/share			2,035,308	204	2,796		3,000

Net income for the period						429	429

Balance at December 31, 2012	-	$-	2,035,308	$204	$2,796	429	$3,429

Common stock issued for cash on September 27, 2013, Share Purchase $0.001/share			1,888,767	189	2,595		2,784

Common stock issued for cash on December 6, 2013, Share Purchase $0.001/share			6,105,925	610	8,390		9,000

Common stock issued for cash on December 17, 2013, Share Purchase $0.001/share			1,700,000	170	830		1,000

Net (loss) for the period						(5,854)	(5,854)

Balance at December 31, 2013	-	$-	11,730,000	$1,173	$14,611	$(5,425)	$10,359

The accompaning notes are an integral part of these audited consolidated financial statements.

SATYA WORLDWIDE, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited)

		For the period	For the period
		March 26, 2012 (Inception)	March 26, 2012 (Inception)
	Year Ended December 31, 2013	through December 31, 2012	through December 31, 2013

OPERATING ACTIVITIES:
Net income (loss)	$(5,854)	$429	$(5,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	125	-	125
Depreciation	300	-	300
Changes in operating assets and liabilities:
Increase in accounts receivable	(660)	-	(660)
Increase in accounts payable and accrued expenses	6,580	3,105	9,685

Net cash provided by (used in) operating activities	491	3,534	4,025

INVESTING ACTIVITIES:
Cash paid for intangible assets	(1,500)	(1,500)	(3,000)
Cash paid for equipment	(1,280)	(1,500)	(2,780)

Net cash used in investing activities	(2,780)	(3,000)	(5,780)

FINANCING ACTIVITIES:
Proceeds from sale of common stock	12,784	3,000	15,784

Net cash provided by financing activities	12,784	3,000	15,784

NET INCREASE IN CASH	10,495	3,534	14,029

CASH BEGINNING BALANCE	3,534	-	-

CASH ENDING BALANCE	$14,029	$3,534	$14,029

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$-	$-
Interest paid	$-	$-

The accompaning notes are an integral part of these audited consolidated financial statements.

SATYA WORLDWIDE, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Description of Business

Satya Worldwide, Inc. (the “Company”, “we”, “us”, “our”) provides digital book (“eBook”) distribution services (“ePublishing”) services to authors, poets, memoirists and publishers for distributing their eBooks to online bookstores, royalty accounting administration and online marketing and promotion.   We are the ePublisher of The Third Man: Was there another bomber in Oklahoma City?, an original non-fiction book written by Gerald Posner, the American investigative journalist and author of 11 books.  We have made this book available on Amazon, an online retailer.  We also own and acquire rights to literary works and receive payments for book sales domestically and internationally.  We own the co-author rights to Mengele:  The Complete Story, a non-fiction investigative book written by Gerald Posner and John Ware.  Both Satya Worldwide, Inc. and its wholly owned subsidiary Satya ePublishing, Inc. were incorporated under the laws of the State of Florida on March 26, 2012, commencing business as a development stage company.  Our fiscal year end is December 31.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company. The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its sole subsidiary. All material inter-company balances and transactions have been eliminated.

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.  These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management’s Plan to Continue as a Going Concern

Our ability to continue as a going concern is dependent upon our ability to generate profitable business operations in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities. To date, we have operated at a loss and remained in business through the issuance of shares of our common stock and generating revenues from our business activities.  Management's plan to continue as a going concern is based on us obtaining additional capital resources through the sale of our securities and/or loans on an as needed basis.  The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described above and eventually attaining profitable operations.

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities.  In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's business plan will be successfully executed. Our ability to execute our business plan will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained.  Further, we cannot give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.

Development Stage Risk

The Company has earned minimal revenues from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”.  Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, shareholders’ equity/(deficit) and cash flows disclose activity since the date of the Company’s inception.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Impairment on Long-Lived Assets and Other Acquired Intangible Assets

We evaluate the recoverability of property and equipment and amortizable intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value.

In addition to the recoverability assessment, we routinely review the remaining estimated useful lives of property and equipment and amortizable intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life.

Equipment

Equipment is stated at cost, less accumulated depreciation.  Depreciation is provided using the straight-line method over the estimated useful life of five years.

Intangible Assets

Intangible Assets are stated at cost, less accumulated amortization.  Amortization is provided using the straight-line method over the estimated useful life of twelve years.

Revenue Recognition

The Company recognizes revenue when:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred;

•	Price is fixed or determinable; and

•	Collectability of the related receivable is reasonably assured.

The Company closely follows the provisions of ASC 605, “Revenue Recognition”, which includes the guidelines of Staff Accounting Bulletin No. 104 as described above.

Earnings (Loss) Per Share

The Company computes earnings per share in accordance with ASC 260, “Earnings Per Share”. Under the provisions of ASC 260, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Accounts Receivable

Accounts receivable is recorded net of an allowance for doubtful accounts.  On a periodic basis, we evaluate our accounts receivable and adjust the allowance for doubtful accounts based on our history of past write-offs and collections and current credit conditions.  Specific customer accounts are written off as uncollectible if the probability of a future loss has been established, collection efforts have been exhausted and payment is not expected to be received.  As of December 31, 2012 and December 31, 2013, no allowance for doubtful accounts was required.

Income Taxes

The Company accounts for income taxes as outlined in ASC 740, “Income Taxes”. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

Recently Issued Accounting Pronouncements

The Company has adopted all recently issued accounting pronouncements.  The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

NOTE 3 - EQUITY TRANSACTIONS

On September 27, 2012, the Company issued 2,035,308 shares of common stock to our initial investor for cash in the amount of $3,000.

On September 27, 2013, the Company issued 1,888,767 shares of common stock to our initial investor for cash in the amount of $2,784.

On December 6, 2013, the Company issued 6,105,925 shares of common stock to our initial investor for cash in the amount of $9,000.

On December 17, 2013, the Company issued 1,700,000 shares of common stock to an investor for cash in the amount of $1,000.

NOTE 4 – MATERIAL CONTRACTS

On May 1, 2013, the Company entered into a Digital Distribution Agreement with Gerald Posner, to digitally distribute in electronic format the book, The Third Man: Was there another bomber in Oklahoma City.  This Agreement provides for the Company’s appointment as the authorized representative for the sale and distribution of this book on an exclusive basis to third party distributors (e.g., Internet retailers, such as Amazon, iTunes, Barnes & Nobles, etc.) for online redistribution.  This Agreement provides that in exchange for the Company’s services for digitally printing, distributing and marketing this book, as well as accounting and administrative services relating thereto, the Company shall receive the initial $25,000.00 in royalties on book sales and, thereafter, royalties will be split 50/50 between Mr. Posner and the Company.  The term of this Agreement is for the author’s life, plus seventy (70) seventy years.

NOTE 5 – INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes”.   ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net loss before provision for income taxes for the following reasons:

	For the year ended December 31, 2013	For the period March 26, 2012 (inception) through December 31, 2012

Income tax expense (asset) at statutory rate	$(1,990)	$146
Valuation allowance	1,990	-

Income tax expense per books	$-	$146

Net deferred tax assets consist of the following components as of:

	For the year ended December 31, 2013	For the period March 26, 2012 (inception) through December 31, 2012

NOL Carryover	$5,854	$-
Valuation allowance	(5,854)	-
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for the period March 26, 2012, our inception, through December 31, 2012 was $0 and our net operating loss carry forwards for the year ended December 31, 2013 was $(5,854), and for federal income tax reporting purposes is subject to annual limitations.  The net operating loss carry forwards expire in 2033.

NOTE 6 – INTANGIBLE ASSETS

The Company has capitalized costs in acquiring intangible properties, which consisted of the following at December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012

Rights to Mengele: The Complete Story	$3,000	$1,500
Accumulated Amortization	(125)	-
Intangible Assets, Net	$2,875	$1,500

The literary catalog rights of the Company are being amortized using the straight-line method over the estimated useful life of twelve years.

Intangible assets consist of the co-author rights to the literary work, Mengele:  The Complete Story, which we acquired on September 27, 2012 from Gerald Posner, the co-author, at no cost.  The value of the rights to this literary work was determined to be the administrative and legal costs in the amount of $3,000 to assign and transfer such rights from Mr. Posner to the Company, in which $1,500 in expenses was incurred as of December 31, 2012, and an additional $1,500 in expenses was incurred as of December 31, 2013.

We evaluate the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. There was no impairment loss for the periods indicated above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement. All of the following amounts shown are estimates:

SEC registration fee	$45
Printing expenses	3,000
Legal fees and expenses	17,000
Accounting fees and expenses	5,300
Blue sky fees and expenses	2,000
Transfer Agent fees	2,500
Miscellaneous	155

Total	$30,000

Item 14.  Indemnification of Directors and Officers

None of our directors will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Florida Business Corporation Act, (iv) the payment of dividends in violation of applicable Sections of the Florida Business Corporation Act or (v) for any transaction from which the director derived an improper personal benefit.

Our articles of incorporation and bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as our directors, officers, and employees, if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  Our articles of incorporation and bylaws, therefore, limit the liability of directors to the maximum extent permitted by the Florida Business Corporation Act.

Our officers and directors are accountable to us as fiduciaries, which mean they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.  Shareholders who have suffered losses in connection with the purchase or sale of our securities in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

The following is a summary of transactions by us from March 26, 2012, which is our inception, through the date of this registration statement, involving sales of our securities that were not registered under the Securities Act.  Each offer and sale was made in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering.  The purchasers were “accredited investors,” officers or directors of the registrant or known to the registrant and its management through pre-existing business and/or personal relationships.  All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the registrant in connection with their purchases. All holders of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the registrant. All stock certificates representing such securities that were issued contained restrictive legends, prohibiting further transfer of the stock certificates representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act, in any further resale or disposition.

On September 27, 2012, the Company issued 2,035,308 shares of common stock to Brisance Capital, Inc. for cash in the amount of $3,000.

On September 27, 2013, the Company issued 1,888,767 shares of common stock to Brisance Capital, Inc. for cash in the amount of $2,784.

On December 6, 2013, the Company issued 6,105,925 shares of common stock to Brisance Capital, Inc. for cash in the amount of $9,000.

On December 17, 2013, the Company issued 1,700,000 shares of common stock to Patricia Posner, the President, Chief Executive Officer and Treasurer of the Company, for $1,000.

Item 16.  Exhibits and Financial Statement Schedules

(a)     Exhibits

The following exhibits are filed with this Registration Statement on Form S-1:

Exhibit No.	Description

3.1	Articles of Incorporation, as currently in effect*
3.2	Bylaws, as currently in effect*
4.1	Specimen preferred stock certificate*
4.2	Specimen common stock certificate*
5.1	Opinion of Law Offices of Joseph L. Pittera*
10.1	Subscription Agreement for Series A Convertible Preferred Stock*
10.2	Bill of Sale and Assignment from Gerald Posner to registrant dated September 27, 2012*
10.3	Digital Book Distribution Agreement between Gerald Posner and the registrant dated as of May, 1, 2013*
21.1	List of Subsidiaries*
23.1	Consent of MaloneBailey, LLP
23.2	Consent of Law Offices of Joseph L Pittera (included in Exhibit 5.1)*
            ____________

            * Filed herewith

(b)     Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or the related notes.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, State of Florida, on this 1st day of May, 2014.

SATYA WORLDWIDE, INC.

By: /s/ Patricia Posner
             Patricia Posner
             President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patricia Posner Patricia Posner	President, Chief Executive Officer, (Principal Executive Officer), Treasurer (Principal Financial and Accounting Officer), Chairman	May 1, 2014

/s/ Stanley J. Silverberg Stanley J. Silverberg	Secretary and Director	May 1, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation, as currently in effect
3.2	Bylaws, as currently in effect
4.1	Specimen preferred stock certificate
4.2	Specimen common stock certificate
5.1	Opinion of Law Offices of Joseph L Pittera
10.1	Subscription Agreement for Series A Convertible Preferred Stock
10.2	Bill of Sale and Assignment from Gerald Posner to registrant dated September 27, 2012
10.3	Digital Book Distribution Agreement between Gerald Posner and the registrant dated as of May, 1, 2013
21.1	List of Subsidiaries
23.1	Consent of MaloneBailey, LLP
23.2	Consent of Law Offices of Joseph L. Pittera (included in Exhibit 5.1)